EX-99.d.3

VTL Associates, LLC
One Commerce Square
2005 Market Street, Suite 2020
Philadelphia, PA 19103

September 24, 2013

RevenueShares ETF Trust
One Commerce Square
2005 Market Street, Suite 2020
Philadelphia, PA 19103

Re:              Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, VTL Associates, LLC (the “Adviser”), agrees that, with respect to the funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), which are series of the RevenueShares ETF Trust, the Adviser shall, from September 24, 2013 through October 28, 2014, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) exceeds the amount opposite such Fund’s name on Schedule A hereto (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses).

The Adviser acknowledges that it:  (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future; and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

VTL Associates, LLC

By: /s/ Vincent T. Lowry
      Vincent T. Lowry
      Chief Executive Officer
      Date: September 24, 2013

Your signature below acknowledges
acceptance of this Agreement:

RevenueShares ETF Trust

By: /s/ Vincent T. Lowry
      Vincent T. Lowry
      President
      Date: September 24, 2013

SCHEDULE A

Funds                                                                                     Expense Limitation (as a percentage of a Fund’s average daily net assets)

RevenueShares Ultra Dividend Fund                                                                                                               0.49%

RevenueShares Emerging Market Fund                                                                                                           0.49%